UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 6, 2005

SEACHANGE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

124 Acton Street, Maynard, MA	01754
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (978) 897-0100

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 6, 2005, SeaChange International, Inc. (the “Company”) purchased 1,290,679 shares (the “Shares”) of Series A Preferred Stock of Casa Systems, Inc. (“Casa”) for an aggregate purchase price of $8,243,387 pursuant to a Series A Convertible Preferred Stock Purchase Agreement, dated as of July 6, 2005, between the Company and Casa. A portion of the purchase price was satisfied by the Company’s surrender and cancellation of certain promissory notes issued by Casa in favor of the Company with approximately $2,457,125.00 in principal and accrued interest outstanding. The remainder of the purchase price was paid in cash.

The Shares represent approximately 19.8% of the currently outstanding voting stock of Casa. The Shares are convertible at the Company’s option into shares of Casa’s Common Stock, currently on a one-for-one basis.

In connection with the investment, the Company has entered into agreements with Casa, its stockholders and its optionholders pursuant to which the Company has rights of first refusal on the issuance of additional shares of Casa securities or transfers of stock or options by holders. In addition, the Company has an option exercisable until January 31, 2007 to purchase all of the outstanding stock and options not owned by the Company for an aggregate of $92,000,000.

Casa is a Massachusetts development stage company that specializes in VOD products within the telecommunications and cable television markets. The Company has entered into a Product Supply Agreement with Casa pursuant to which the Company has the right to distribute Casa’s products through February 7, 2007. The rights are exclusive with respect to North America.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/S/ WILLIAM L. FIEDLER
William L. Fiedler Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Dated: July 11, 2005

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